As filed with the Securities and Exchange Commission on November 7, 2018
Registration No. 333-205422

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8 REGISTRATION STATEMENT No. 333-205422

UNDER
THE SECURITIES ACT OF 1933
ZIONS BANCORPORATION, NATIONAL ASSOCIATION
(Exact Name of Registrant as Specified in Its Charter)

United States of American	87-0189025
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

One South Main
Salt Lake City, Utah 84133
(Address of principal executive offices) (Zip Code)

(801) 844-7637
(Registrant’s telephone number, including area code)

Zions Bancorporation 2015 Omnibus Incentive Plan
(Full title of the plan)

Thomas E. Laursen
Zions Bancorporation, National Association
One South Main, 11th Floor
Salt Lake City, Utah 84133
(Name and address of agent for service)

(801) 844-8503
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Explanatory Note
This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 File No. 333-205422 (the “Registration Statement”), filed by Zions Bancorporation, a Utah corporation (the “Predecessor”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement originally covered 9,000,000 shares of the Predecessor’s common stock, no par value, issuable under the Zions Bancorporation 2015 Omnibus Incentive Plan (the “Plan”).
This Amendment is being filed pursuant to Part 16 of the regulations promulgated by the Office of the Comptroller of the Currency (the “OCC”), including 12 C.F.R. § 16.15, to reflect the completion by the Predecessor of an internal reorganization to streamline and simplify its corporate structure (the “Restructuring”), pursuant to which the Predecessor merged with and into Zions Bancorporation, National Association (formerly named ZB, National Association), a banking association organized under the laws of the United States (the “Issuer”), with the Issuer continuing as a publicly-traded company. In the Restructuring, which was completed on September 30, 2018, each share of the issued and outstanding common stock, no par value, of the Predecessor (“Pre-Merger Stock”) was converted into one share of common stock, par value $0.001 per share, of the Issuer (“Post-Merger Stock”), having substantially the same rights, powers, preferences, qualifications, limitations and restrictions as the Pre-Merger Stock. Pursuant to the Restructuring, the Issuer became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In connection with the Restructuring, the Issuer changed its name from “ZB, National Association” to “Zions Bancorporation, National Association.”
In connection with the Restructuring, the Issuer assumed the Plan and all of the outstanding equity awards under the Plan. Each outstanding equity award assumed by the Issuer under the Plan is issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Restructuring, except that all such equity awards now entitle the holder thereof to acquire the equity interests of the Issuer.
The Issuer, as the successor registrant to the Predecessor, hereby expressly adopts this registration statement as its own for all purposes of the Exchange Act and the regulations promulgated by the OCC contained in 12 C.F.R. Part 16.

Part I — Information Required in the Section 10(a) Prospectus
Item 1.     Plan Information.
Not applicable.
Item 2.     Registrant Information and Employee Plan Annual Information.
Upon written or oral request, the Issuer will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Issuer also will provide, without charge, upon written or oral request, other documents that would be required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to: Investor Relations, Zions Bancorporation, National Association, One South Main Street, Salt Lake City, Utah 84133, (801) 844-7637.
Part II — Information Required in the Registration Statement
Item 3.     Incorporation of Documents by Reference.
The following documents filed by the Issuer (or by the Predecessor prior to the Restructuring) with the Commission are hereby incorporated by reference into this registration statement as of their respective dates of filing:

(a)	The Predecessor’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”);

(b)	The Predecessor’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

(c)
The Predecessor’s and the Issuer’s Current Reports on Form 8-K dated March 1, 2018, April 10, 2018, April 23, 2018, June 6, 2018, July 18, 2018, July 24, 2018, September 12, 2018, September 17, 2018, October 2, 2018 and November 7, 2018;

(d)    Portions of the Predecessor’s Proxy Statement on Schedule 14A dated April 19, 2018 that are incorporated by reference into the 2017 Form 10-K; and
(e)     The description of the Predecessor’s common stock contained in its Registration Statement on Form 10 filed with the Commission on January 13, 1992, and any amendment or report filed to update such description, including the Issuer’s Current Report on Form 8-K filed with the Commission on November 7, 2018.
All documents filed subsequent to the date of this registration statement by the Issuer pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Post-Merger Stock offered hereby have been sold or which deregisters any shares of such Post-Merger Stock then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.     Description of Securities.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
In accordance with 12 C.F.R. §7.2000, the Issuer has elected to follow, to the extent not inconsistent with applicable Federal banking states or regulations, or bank safety and soundness, the corporate governance procedures of Utah, the state in which the main office of the Issuer is located.
The Amended and Restated Bylaws of the Issuer (the “Bylaws”) provide that the Issuer will, to the maximum extent permitted by law, eliminate or limit the liability of directors to the Issuer or to its shareholders for monetary damages for any action taken or any failure to take action as a director, by an amendment to its Second Amended and Restated Articles of Association, or by the adoption of a bylaw or resolution approved by the same percentage of shareholders as would be required to approve an amendment to the Second Amended Articles of Association (the “Articles”) to include such provision. No such provision may eliminate or limit the liability of a director for:
(a)    the amount of a financial benefit received by a director to which the director is not entitled;
(b)    an intentional infliction of harm on the Issuer or the shareholders;
(c)    an unlawful distribution in violation of applicable law;
(d)    an intentional violation of criminal law; or
(e)    liability for any act or omission occurring prior to the date such a provision becomes effective.
Additionally, the Utah Revised Business Corporation Act (the “UBCA”) permits a corporation to pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding in advance of a final disposition if: (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in the UBCA; (ii) the director furnishes to the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.
Under the UBCA, the Bylaws, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits regarding any such action, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. In addition, the Bylaws authorize the Issuer to maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Issuer, in each case whether or not the Issuer would have the power to provide indemnification to such person. These provisions are designed to reduce, in appropriate cases, the risks incident to serving in such capacities and to enable the Issuer to attract and retain the best personnel available.
The rights of indemnification provided in the Articles are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. The Issuer is restricted from entering into indemnification agreements, pursuant to regulations of the Office of the Comptroller of the Currency, which provide for payments to a director, officer, employee or controlling stockholder to pay or reimburse the cost of any judgment or civil money penalty assessed against such person in an administrative proceeding or civil action commenced by any federal banking agency.
The directors and officers of the Issuer are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. The Issuer is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and the Articles or Bylaw provisions.
Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits.

Exhibit Number	Description of Exhibit
3.1
Second Amended and Restated Articles of Association of Zions Bancorporation, National Association (incorporated herein by reference to Exhibit 3.1 to the Issuer’s Current Report on Form 8-K filed on October 2, 2018).

3.2	Amended and Restated Bylaws of Zions Bancorporation, National Association (incorporated herein by reference to Exhibit 3.2 to the Issuer’s Current Report on Form 8-K filed on October 2, 2018).
5.1	Opinion of Sullivan & Cromwell LLP (filed herewith).
10.1	Zions Bancorporation 2015 Omnibus Incentive Plan (incorporated by reference to the Predecessor’s Registration Statement on Form S-8 filed with the Commission on July 7, 2015).
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).
23.2	Consent of Sullivan & Cromwell LLP (included in opinion filed as Exhibit 5.1).
Item 9.     Undertakings.
(a)     The undersigned registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.
(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on November 7, 2018.
Zions Bancorporation, National Association

By:     /s/ Harris H. Simmons
Name:     Harris H. Simmons
Title:     Chairman and CEO

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on November 7, 2018.

Signature	Title
/s/ Harris H. Simmons	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
Harris H. Simmons
/s/ Paul E. Burdiss	Chief Financial Officer (Principal Financial Officer)
Paul E. Burdiss
/s/ Alexander J. Hume	Senior Vice President and Controller (Principal Accounting Officer)
Alexander J. Hume
/s/ Jerry C. Atkin	Director
Jerry C. Atkin
/s/ Gary Crittenden	Director
Gary Crittenden
/s/ Suren K. Gupta	Director
Suren K. Gupta
/s/ J. David Heaney	Director
J. David Heaney
/s/ Vivian S. Lee	Director
Vivian S. Lee
/s/ Scott J. McLean	Director
Scott J. McLean
/s/ Edward F. Murphy	Director
Edward F. Murphy
/s/ Roger B. Porter	Director
Roger B. Porter
/s/ Stephen D. Quinn	Director
Stephen D. Quinn
/s/ Barbara A. Yastine	Director
Barbara A. Yastine